Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 20-F of which this Exhibit 2.1 is a part, Silver Elephant Mining Corp. (the “Company”, “we”, “us” or “our”) has only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: the Company’s Common Shares.

Description of Common Shares

The following description of our Common Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our articles (the “Articles”), as amended, which are incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.1 is a part.

We have 180,518,828 Common Shares outstanding as of December 31, 2020, and we are authorized to issue an unlimited number of Common Shares, without par value.

Summary of rights of our Common Shares

The holders of our Common Shares are entitled to vote at all meetings of shareholders of the Company, to receive dividends if, as and when declared by the Company’s board of directors and to participate ratably in any distribution of property or assets upon the liquidation, winding-up or other dissolution of the Company. Our Common Shares carry no pre-emptive rights, conversion or exchange rights, redemption, retraction, repurchase, sinking fund or purchase fund provisions. There are no provisions requiring the holders of our Common Shares to contribute additional capital on capital calls by the Company, and there are no restrictions on the issuance of additional securities by the Company. There are no restrictions on the repurchase or redemption of the Company’s Common Shares by the Company except to the extent that any such repurchase or redemption would render the Company insolvent pursuant to the Business Corporations Act (British Columbia) (the “BCBCA”).

There are no provisions in our Articles discriminating against any existing or prospective shareholder as a result of such shareholder owning a substantial number of our Common Shares, and non-resident or foreign holders of our Common Shares are not limited in having, holding or exercising the voting rights associated with Common Shares. .

Transferability of Common Shares

Our Articles do not impose additional restrictions on the transfer of Common Shares by a shareholder than applicable law.

Procedure to change rights attaching to our Common Shares

Our Articles state that subject to Article 9.2 of the BCBCA, the Company may by ordinary resolution of its shareholders: (a) create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares; (b) increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established; (c) subdivide or consolidate all or any of its unissued, or fully paid issued shares; (d) if the Company is authorized to issue shares of a class of shares with par value: (i) decrease the par value of those shares, or (ii) if none of the shares of that class of shares are allotted or issued, increase the par value of those shares); (e) change all or any of its unissued or fully paid issued shares with par value into shares without par value or all or any of its unissued shares without par value into shares with par value; (f) alter the identifying name of any of its shares; or (g) otherwise alter its shares or authorized share structure when required or permitted to do so by the BCBCA.

Change of control restrictions for our Common Shares

There are no provisions in our articles or in the BCBCA that would have the effect of delaying, deferring or preventing a change in control of our company, and that would operate only with respect to a merger, acquisition or corporate restructuring involving our Company or our subsidiaries.

Ownership disclosure threshold for our Common Shares

Our articles or the BCBCA do not contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed. Securities legislation in Canada, however, requires that we disclose in our information circular for our annual general meeting, holders who beneficially own more than 10% of our issued and outstanding shares. As of the date of this Annual Report there are no persons who, or corporations which, beneficially own, or control or direct, directly or indirectly, shares carrying 5% or more of the issued and outstanding Common Shares of the Company .